Exhibit 3.1

SECOND AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

BRIDGE INVESTMENT GROUP HOLDINGS INC.

FIRST: The name of this Corporation shall be Bridge Investment Group Holdings Inc. (the “Corporation”).

SECOND: Its registered office in the State of Delaware is to be located at Corporation Trust Center, 1209 Orange Street, County of New Castle, Wilmington, Delaware, 19801, and the name of its registered agent at such address is The Corporation Trust Company.

THIRD: The purpose or purposes of the Corporation shall be to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware, as the same exists or may hereafter be amended (the “DGCL”).

FOURTH: The total number of shares of stock which this Corporation is authorized to issue is 100. All such shares are of one class and are shares of Common Stock with the par value of $0.01 per share.

FIFTH: This Corporation is to have perpetual existence.

SIXTH: The Board of Directors shall have the power to adopt, amend or repeal the bylaws of the Corporation.

SEVENTH: To the fullest extent permitted by the DGCL, as the same exists or may hereafter be amended, the personal liability of the directors of the Corporation for monetary damages to the Corporation or its stockholders for breach of fiduciary duty as a director is hereby eliminated.

EIGHTH: To the fullest extent permitted by applicable law, the Corporation is authorized to provide indemnification of (and advancement of expenses to) the directors, officers, employees and agents of the Corporation through bylaw provisions, agreements with such directors, officers, employees and agents, vote of stockholders or disinterested directors or otherwise, in excess of the indemnification and advancement otherwise permitted by Section 145 of the DGCL.

Any amendment, repeal or modification of the foregoing provisions of this Article Eighth shall not adversely affect any right or protection of a director, officer, employee or agent existing at the time of any acts or omissions of such director, officer, employee or agent occurring prior to, such amendment, repeal or modification.

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